Exhibit 3.01(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF INSPYR THERAPEUTICS, INC.

ARTICLE I

The name of this Corporation is Inspyr Therapeutics, Inc. (this “Corporation”).

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware, county of Kent, 19904 and the name of its registered agent is COGENCY GLOBAL INC.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The authorized capital stock of the Corporation shall consist of: (i) One Billion (1,000,000,000) shares of Common Stock having a par value of $0.0001 per share, and (ii) Thirty Million (30,000,000) shares of “blank check” Preferred Stock having a par value of $0.0001 per share of which: (a) 134 shares of Series A 0% Convertible Preferred Stock are issued and outstanding with such rights and preferences as contained in the Certificate of Designation filed with the Secretary of State of Delaware on December 23, 2015, (b) 71 shares of Series B 0% Convertible Preferred Stock are issued and outstanding with such rights and preferences as contained in the Certificate of Designation filed with the Secretary of State of Delaware on December 9, 2016, (c) 290 shares of Series C 0% Convertible Preferred Stock are issued and outstanding with such rights and preferences as contained in the Certificate of Designation filed with the Secretary of State of Delaware on March 4, 2017, (d) 5,000 shares of Series D 0% Convertible Preferred Stock are issued and outstanding with such rights and preferences as contained in the Certificate of Designation filed with the Secretary of State of Delaware on January 28, 2019, (e) 5,000 shares of Series E 0% Convertible Preferred Stock are issued and outstanding with such rights and preferences as contained in the Certificate of Designation filed with the Secretary of State of Delaware on May 1, 2020, and (f) 8,000 shares of Series F 0% Convertible Preferred Stock are issued and outstanding with such rights and preferences as contained in the Certificate of Designation filed with the Secretary of State of Delaware on October 7, 2020 . Authority is hereby expressly granted to the board of directors (“Board”) of the Corporation to fix by resolution or resolutions any of the designations, power, preferences and rights, and any of the qualifications, limitations or restrictions which are permitted by the DGCL in respect of any class or classes of Preferred Stock or any series of any class of Preferred Stock of the Corporation. Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

The Board shall have the power to adopt, amend or repeal the Bylaws.

ARTICLE VI

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, provided that this provisions shall not eliminate or limit the liability of a director under applicable law: (i) for any breach of the director’s loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the DGCL; or (iv) for any transaction from which the officer or director derived an improper personal benefit. No amendment to repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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